Exhibit 5.2

[BB&T Corporation Letterhead]

March 18, 2019

BB&T Corporation

200 West Second Street

Winston-Salem, North Carolina 27101

Re:	$1,350,000,000 3.050% Medium-Term Notes, Series G (Senior), due June 20, 2022 (the “Senior Notes”) and $650,000,000 3.875% Medium-Term Notes, Series H (Subordinated), due March 19, 2029 (the “Subordinated Notes” and, collectively with the Senior Notes, the “Notes”)

Ladies and Gentlemen:

I am the Senior Executive Vice President, General Counsel, Secretary and Chief Corporate Governance Officer of BB&T Corporation, a North Carolina corporation (the “Corporation”). My opinion has been requested in connection with a Registration Statement on Form S-3 (File No. 333-219092) initially filed on June 30, 2017 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), as amended by the Post-Effective Amendment No. 1 filed with the Commission on May 16, 2018 (as so amended, the “Registration Statement”), and the issuance and sale of the above-referenced Notes pursuant to a Syndicated Underwriting Agreement, dated March 11, 2019 (the “Syndicated Underwriting Agreement”), between the Corporation, on one hand, and BB&T Capital Markets, a division of BB&T Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and SunTrust Robinson Humphrey, Inc., as representatives of the several underwriters, on the other hand, which Syndicated Underwriting Agreement is delivered pursuant to the Distribution Agreement, dated as of June 30, 2017 (the “Distribution Agreement”), between the Corporation and the agents listed on Schedule A thereto. The Senior Notes are being issued under that certain Indenture Regarding Senior Securities, dated as of May 24, 1996, as amended by a First Supplemental Indenture, dated as of May 4, 2009 (as so amended, the “Senior Indenture”), between the Corporation and U.S. Bank National Association, a national banking association (as successor to the corporate trust business of State Street Bank and Trust Company), as Trustee, copies of which are incorporated by reference to Exhibit 4.1 of the Corporation’s Quarterly Report on Form 10-Q, filed with the Commission on August 14, 1996, and Exhibit 4.2 of the Corporation’s Current Report on Form 8-K, filed with the Commission on May 4, 2009, respectively. The Subordinated Notes are being issued under that certain Indenture Regarding Subordinated Securities, dated as of May 24, 1996, as amended by a First Supplement Indenture, dated as of December 23, 2003, a Second Supplemental Indenture, dated as of September 24, 2004, and a Third Supplemental Indenture, dated as of May 4, 2009 (as so amended, the “Subordinated Indenture” and, together with the Senior Indenture, the “Indentures”), between the Corporation and U.S. Bank National Association, a national banking association (as successor to the corporate trust business of State

BB&T Corporation

March 18, 2019

Street Bank and Trust Company), as Trustee, copies of which are incorporated by reference to Exhibit 4.2 of the Corporation’s Quarterly Report on Form 10-Q, filed with the Commission on August 14, 1996, Exhibit 4.5 of the Corporation’s Annual Report on Form 10-K, filed with the Commission on February 27, 2009, Exhibit 4.7 of the Corporation’s Annual Report on Form 10-K, filed with the Commission on February 26, 2010, and Exhibit 4.6 of the Corporation’s Current Report on Form 8-K, filed with the Commission on May 4, 2009, respectively.

I, or others who report to me, have examined the Articles of Incorporation of the Corporation, as restated and amended, the Bylaws of the Corporation, as amended and restated, the Registration Statement, the Syndicated Underwriting Agreement, the Distribution Agreement, the Indentures and duplicates of the global notes representing the Notes. I am familiar with the corporate proceedings of the Corporation to date with respect to the issuance and sale of the Notes, and I have examined such corporate records of the Corporation and such other documents and certificates as I have deemed necessary as a basis for the opinions hereinafter expressed. In rendering this opinion, I have assumed, without any independent investigation, that (i) all documents that have been submitted to me as originals are authentic, and that all documents that have been submitted to me as copies conform to authentic, original documents; and (ii) all persons executing agreements, instruments or documents examined or relied upon by me had the capacity to sign such agreements, instruments or documents, and all such signatures are genuine.

I have assumed that each of the documents has been duly authorized, executed and delivered by each of the parties thereto other than the Corporation and constitutes valid and legally binding obligations of such parties enforceable in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, arrangement, fraudulent transfer, moratorium or other laws relating to or affecting creditors’ rights generally and general principles of equity, constitutional rights and public policy, regardless of whether enforceability is considered in a proceeding at law or in equity.

Based on the foregoing, and having regard for such legal considerations as I have deemed relevant, I am of the opinion that (i) the Corporation is validly existing as a corporation under the laws of the State of North Carolina, (ii) the Corporation has the corporate power and authority to execute, deliver and perform the Notes, and (iii) the Notes have been duly and validly authorized by the Corporation.

This opinion is given on the basis of the law and the facts existing as of the date hereof. I assume no obligation to advise you of changes in matters of fact or law which may thereafter occur. My opinion is based on statutory laws and judicial decisions that are in effect on the date hereof, and I do not opine with respect to any law, regulation, rule or governmental policy which may be enacted or adopted after the date hereof.

This opinion is limited to the laws of the State of North Carolina, excluding local laws of the State of North Carolina (i.e., the statutes and ordinances, the administrative decisions and the rules and regulations of counties, towns, municipalities and special political subdivisions of, or authorities or quasi-governmental bodies constituted under the laws of, the State of North Carolina and judicial decisions to the extent they deal with any of the foregoing) and the laws of

BB&T Corporation

March 18, 2019

the United States of America that are, in my experience, normally applicable to the transactions of the type provided for in the Registration Statement, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

I hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Corporation filed with the Commission on March 18, 2019, and thereby incorporated by reference into the Registration Statement, and to the use of my name contained therein.

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BB&T Corporation

March 18, 2019

Very truly yours,

/s/ Robert J. Johnson, Jr.
Robert J. Johnson, Jr. Senior Executive Vice President, General Counsel, Secretary and Chief Corporate Governance Officer